SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
September 19, 2005 (September 19, 2005)
WESCO International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14989	25-1723345

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 West Station Square Drive, Suite 700 Pittsburgh, Pennsylvania	15219

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (412) 454-2200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
     On August 17, 2005, WESCO International, Inc. (“WESCO”) announced that WESCO Distribution, Inc. (“WESCO Distribution”) and Carlton-Bates Company ("Carlton-Bates") entered into an Agreement and Plan of Merger pursuant to which a wholly-owned subsidiary of WESCO Distribution will merge with and into Carlton-Bates, which will become a wholly-owned subsidiary of WESCO Distribution. Carlton-Bates is a regional industrial distributor of electrical and electronic components, with an emphasis on automation and electromechanical applications. Carlton-Bates serves an estimated 20,000 customers in the United States and Mexico, with a concentration in the Southeastern, Southwestern and Midwestern United States. Carlton-Bates operates two business divisions: one as a traditional branch-based distributor, and the LADD division as the sole U.S. distributor of engineered connecting devices for the industrial products division of Deutsch Company ECD. Based upon unaudited financial information provided to us by Carlton-Bates, we believe that Carlton-Bates had net sales of approximately $292 million and estimated EBITDA of approximately $27 million for the twelve months ended June 30, 2005.
     The cash purchase price for the acquisition of Carlton-Bates is approximately $250 million, subject to adjustment based on working capital at the time of closing and certain other costs. Of the purchase price, $25 million will be held in escrow following closing to address post-closing adjustments relating to working capital and potential indemnification claims of WESCO Distribution, with all distributions from the escrow to be made within 30 months of the closing. Closing of the transaction is conditioned upon, among other things, on obtaining certain third-party consents and the filing of articles of merger with the respective Secretaries of State of the States of Delaware and Arkansas. WESCO has received notice of early termination of the Hart-Scott-Rodino waiting period. The agreement provides for closing by September 30, 2005, unless otherwise agreed upon by both parties.
     The parties have made customary representations, warranties and covenants in the agreement, including, among others, covenants by Carlton-Bates:
•	to conduct its business in the ordinary course and in substantially the same manner as previously conducted and not institute any material changes in its methods of purchase, sale, management, accounting or operations;

•	to preserve relationships with suppliers and customers and others having business relationships with Carlton-Bates;

•	not to solicit, encourage, initiate or participate in any discussions or negotiations with, or provide any information to any person concerning, any other merger, sale of shares, or sale of all or substantially all of the assets of Carlton-Bates.
     In connection with the acquisition of Carlton-Bates, WESCO plans to amend and restate its revolving credit facility in September 2005 to, among other things, permit the Carlton-Bates acquisition. WESCO also expects to amend its accounts receivable securitization facility in September 2005 to, among other things, include Carlton-Bates and Carlton-Bates Company of Texas, L.P. as originators under the facility.
     Item 8.01. Other Events.
     On September 19, 2005, WESCO announced it that it intends to raise approximately $275 million through concurrent offerings of approximately $150 million Senior Subordinated Notes due 2017 through its subsidiary, WESCO Distribution, and approximately $125 million Convertible Senior Debentures due 2025 (“Convertible Debentures”). In addition, WESCO may issue up to an additional $25 million Convertible Debentures upon exercise of an option to be granted to the initial purchasers. A copy of the press release is attached hereto and incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits
99.1	Press Release dated September 19, 2005

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 19, 2005	WESCO INTERNATIONAL, INC.

	By:	/s/ STEPHEN A. VAN OSS

Stephen A. Van Oss Senior Vice President and Chief Financial Officer